PREPAID COMMISSION AGREEMENT

Agreement dated as of June 9, 2003 between Optionable, Inc., a Delaware corporation ("Broker"), and Platinum Partners Value Arbitrage Fund LP ("Client").

W I T N E S S E T H

WHEREAS, Platinum Partners Value Arbitrage Fund LP is also known as Platinum Value Arbitrage Fund LP;

WHEREAS, Client and Broker entered into a Revolving Credit Facility Agreement dated June 5, 2003 ("Credit Facility"), a copy of which is attached hereto as Exhibit A, and Broker issued a $500,000 Revolving Promissory Note to Client on June 5, 2003 ("Promissory Note"), a copy of which is attached hereto as Exhibit B, and Client advanced $75,000 in debt to Broker pursuant to such agreements;

WHEREAS, Mark Nordlicht, Managing Partner of Platinum Value Arbitrage Fund LP, is also a shareholder and a Director of Optionable, Inc., and is fully empowered to enter into this agreement on behalf of the Client;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Client agrees to pay Broker non-refundable prepaid commission payments totaling $500,000 no later than December 31, 2003. In consideration, Broker agrees to extend a twenty percent (20%) discount on all commissions charged to Client by Broker. All Prepaid Commission Payments made to Broker from Client will be duly recorded on Schedule I, attached hereto.

2. Client and Broker agree that the $75,000 payment made on May 20, 2003 which was made pursuant to the June 5, 2003 Revolving Promissory Note, will be applied to the Prepaid Commission balance. Therefore Client agrees to forego any interest due and both the Client and Broker agree as follows:

    a. This agreement supercedes any previous agreements made by and between Client and Broker.

    b. The Credit Facility and Promissory Note are both terminated as of the date of this Agreement and this Agreement constitutes a Notice of Termination.

    c. No loans are outstanding and no interest has accrued or is due pursuant to the Credit Facility and Promissory Note.

3. Non-refundable prepaid commissions; Terms.

a. Prepaid Commissions are non-refundable and do not represent an obligation by Broker to provide services to Client, rather, these payments are being made with the Clients expectation that they will use Broker's services and therefore would like to receive a 20% discount on all future commissions charged to Client by Broker for brokerage services. Client fully understands that Broker has no obligation to and will not return any money paid to Broker under the terms of this agreement.

b. Termination. (i) Any Prepaid Commission balance credits will be brought to zero, (ii) no Prepaid Commission payment made to Broker by Client will be refunded and (iii) no future discounts will be granted to Client when the first of the following occurs:

   i. Twenty four (24) months pass since the last prepaid commission is received by Broker

   ii. There is a Change in Control of Optionable, Inc.

4. Definition of Change in Control. For purposes hereof a "Change in Control" of the Company shall mean:

   a. an acquisition in a single transaction or a series of related transactions by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then outstanding shares of Common Stock or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary;

   b. during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board (and any new directors whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, disability or voluntary retirement) to constitute a majority thereof;

   c. the consummation of a merger, consolidation, reorganization or similar corporate transaction which has been approved by the shareholders of the Company, whether or not the Company is the surviving Company in such transaction, other

than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization;

d. the approval by the shareholders of the Company of (A) the sale or other disposition of all or substantially all of the assets of the Company or (B) a complete liquidation or dissolution of the Company; or

e. adoption by the Board of a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.

5. Representations and Warranties. NO REPRESENTATIONS OR WARRANTIES OF SERVICE ARE BEING MADE PURSUANT TO THIS AGREEMENT. CLIENT IS NOT GUARANTEED TO BE ABLE TO UTILIZE THEIR PREPAID COMMISSIONS AND ANY AMOUNTS NOT SPECIFICALLY BILLED TO CLIENT BY BROKER WILL NOT BE DECREMENTED FROM THE PREPAID COMMISSION BALANCE AND IN NO CIRCUMSTANCES WILL ANY PAYMENTS MADE PERSUANT TO THIS AGREEMENT BE REFUNDED OR BE CONSIDERED A DEBT TO THE CLIENT.

6. Notices. All notices, communications, demands and requests required or permitted to be given pursuant to this Agreement or the Notes shall be given in writing, shall be transmitted by personal delivery, by registered or certified mail, return receipt requested, postage prepaid or by telegram, telex, telecopier or other electronic means and shall be addressed as follows:

When Client is the intended recipient:

Platinum Value Arbitrage Fund LP
c/o Platinum Partners LP
152 West 57th Street
54th Floor
New York, NY 10019
Attention: Mark Nordlicht
Telecopy: 212-581-0002

When Broker is the intended recipient:

Optionable, Inc.
555 Pleasantville Road
South Building, Suite 110
Briarcliff Manor, NY 10510
Attention: Edward J. O'Connor
Telecopy: 914-773-1500

Client or Broker may designate a new address to which notices, demands and requests required or permitted to be given pursuant to this Agreement or the Notes shall thereafter be transmitted by giving written notice to that effect to the other party. Except as expressly stated to the contrary in this Agreement, each notice, communication, demand or request transmitted in the manner described in this Section 8 shall be deemed to have been given, received and become effective for all purposes at the time it shall have been (i) delivered to the addressee as indicated by the return receipt (if transmitted by mail), the affidavit of the messenger (if transmitted by personal delivery) or the answer back or call back (if transmitted by telegram, telex or other electronic means) or (ii) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

1. Miscellaneous.

(a) Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York, without giving effect to the laws, rules or principles of such State regarding conflicts of laws.

(b) Benefit Assignment. Neither Broker nor Client may assign any of their respective rights or delegate any of their respective duties under this Agreement without the prior written consent of the other party and any assignment or delegation of this Agreement by either party without the prior written consent of the other party shall be void.

(c) Severability; Reformation. If a court of competent jurisdiction determines that any provision of this Agreement is invalid, unenforceable or illegal for any reason, such determination shall not affect or impair the validity, legality and enforceability of the other provisions of this Agreement which shall remain in full force and effect in the same manner and to the same extent as if the invalid, unenforceable or illegal provision had not been contained in this Agreement. If any such invalidity, unenforceability or illegality of a provision of this Agreement becomes known or apparent to any of the parties, the parties shall negotiate promptly and in good faith in an attempt to make appropriate changes and adjustments to such provision specifically and this Agreement generally to achieve as closely as possible, consistent with applicable law, the intent and spirit of such provision specifically and this Agreement generally.

(d) Headings. The headings set forth in this Agreement have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement.

(e) Amendments and Modifications. No addition to, and no cancellation, renewal, extension, modification or amendment of, this Agreement shall be binding upon any party unless such addition, cancellation, renewal, extension, modification or amendment is expressly set forth in a written instrument which is executed and delivered by all of the parties hereto by authorized representatives of each party.

(f) Waiver. No waiver of any provision of this Agreement shall be binding upon a party unless such waiver is expressly set forth in a written instrument which is executed and delivered on behalf of such party by an authorized representative of such party. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent expressly so waived, impair, limit or restrict the exercise of such right, power or remedy.

(g) Counterparts. This Agreement may be executed in any one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Broker and Client have caused this Agreement to be duly executed and delivered as of the date first above written.

OPTIONABLE, INC.

By: [signature]

Name: Edward J. O'Connor

Title: President

PLATINUM PARTNERS VALUE ARBITRAGE FUND LP
PLATINUM VALUE ARBITRAGE FUND LP

By: [signature]

Name: Mark Nordlicht

Title: Managing General Partner

Sworn to and subscribed before
me this 9th day of June, 2003.

[signature]
NOTARY PUBLIC

MICHAEL J. ZELINSKY
Notary Public, State of New York
No. 01ZE6073654
Qualified in Westchester County
Commission Expires April 29, 2006

SCHEDULE I

Advances and Payments of Prepaid Commission Payments pursuant to a Prepaid Commission Agreement dated June 9, 2003 between Optionable, Inc. and Platinum Value Arbitrage Fund LP.

Date	Amount of Advance Made This Date ($)
05/20/03	75,000.00
06/13/03	125,000.00
07/28/03	100,000.00
08/11/03	100,000.00
08/26/03	100,000.00